Exhibit 21.1

Subsidiaries of Registrant

Name	Percentage Ownership	State or Country of Organization
Hyperfine Operations, Inc.	100%	Delaware
Liminal Sciences, Inc.	100%	Delaware
Hyperfine Enterprise Ltd	100%	England & Wales